Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 9, 2019

SOTHERLY HOTELS INC. ENTERS INTO MASTER AGREEMENT

Williamsburg, Virginia – September 9, 2019 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has entered into a master agreement with Newport Hospitality Group, Inc. (“NHG”) and Our Town Hospitality LLC (“Our Town”) for the management of ten of the Company’s hotels, effective January 1, 2020. Pursuant to the master agreement, Our Town, a newly formed wholly-owned subsidiary of NHG, will be headquartered in Williamsburg, Virginia and dedicated solely to the management of the Company’s hotels. Our Town will be governed by a board of directors which will include two directors selected by the Company. For additional details please reference the Company’s Form 8-K filed this morning with the Securities and Exchange Commission.

Dave Folsom, President and Chief Operating Officer of the Company, commented, “With the management contracts for the majority of our portfolio expiring at year-end, we set out to identify a partner that could develop and offer a customized management solution that would be solely dedicated to our portfolio and executing on our strategy; Our Town Hospitality is that solution. The team is uniquely equipped with the experience and expertise to implement the vision and strategic direction of Sotherly Hotels. We believe this change will provide the greatest opportunity for future success and creating value for our shareholders. We are excited to begin this new chapter.”

Wayne West, President and Chief Operating Officer of Newport Hospitality Group, added, “NHG has built its reputation on catering to our clients’ needs and delivering industry-leading results. Sotherly’s portfolio and strategy has unique characteristics that require a tailored management approach to maximize performance and realize sound execution over the long-term. We look forward to this new partnership and putting the Our Town solution into action.”

About Our Town Hospitality LLC

Headquartered in Williamsburg, Virginia, Our Town Hospitality, a wholly-owned subsidiary of Newport Hospitality Group, is a third-party hotel management company dedicated to managing Sotherly Hotels’ portfolio of full-service, upscale and upper-upscale properties located primarily in the southern United States. The Our Town leadership team consists of experienced, industry-best hospitality professionals fully committed to delivering exceptional financial results, efficient operational performance, and warm, memorable Southern hospitality at all of Sotherly’s branded, soft-branded, and independent hotel properties. For more information on Our Town Hospitality, please visit www.OurTownHospitality.com.

About Newport Hospitality Group, Inc.

Newport Hospitality Group (“NHG”) is a leading hotel management company specializing in select and full-service hotels with a mission of being the most admired hotel management company in the United States. They operate more than 35 hotels in the Eastern United States with a diverse portfolio that includes many of the top brands such as Hilton, Marriott, Hyatt, Choice, Wyndham and Intercontinental Hotel Group as well as independent boutique hotels. NHG leadership drives value to its clients by delivering memorable and value-added experiences to its guests and local associates. For more information on Newport Hospitality Group, please visit www.nhghotels.com.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. The Company owns hotels that operate under the Hilton Worldwide, Marriott International, Inc., and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648